Exhibit 99.1

Quantum Materials Corp Appoints Company Founder Stephen A. Squires Chairman and CEO

San Marcos, TX – January 3, 2017– Quantum Materials Corp (OTCBB:QTMM) today announced that Quantum Materials Corp founder and Quantum Materials Asia CEO Stephen Squires has returned to helm Quantum Materials Corp as Chairman and Chief Executive Officer, replacing outgoing CEO and Director Sri Peruvemba.

“Sri did a great job in elevating awareness of Quantum Materials throughout the broader display industry,” said Mr. Squires. “We are now moving our best materials into high-volume production and working closely with our film partners to develop market-ready products. Our proprietary volume QD production process is fulfilling its promise to deliver quantum dots at favorable price points and at a scale unequalled by our competitors’ batch processing methods.”

“Stephen founded Quantum Materials Corp over eight years ago with a powerful vision of nanomaterials as the extraordinary and enabling materials they are today,” said Dr. Ghassan Jabbour, Lead Director of Quantum’s board. “Quantum Materials’ focus on developing its high volume QD manufacturing process in order to produce quantum dots at extremely competitive price points is a successful formula that is coming to fruition.”

Mr. Squires concluded that, “In response to many of our concerned shareholders, I also want to clarify that I do not intend to pursue most of the items in the most recent proxy filing, including the reverse split, preferred shares, nor the move to incorporate in Delaware.”

ABOUT QUANTUM MATERIALS CORP.

Quantum Materials Corporation (QMC) develops and manufactures quantum dots and nanomaterials for use in medical, display, solar energy and lighting applications through its patented volume production process. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to drive innovative discovery to commercial success. The company’s technology continues to move the future of quantum dots to the present. QMC’s products are the foundation for technologically superior, energy efficient and environmentally sound LCD UHD displays, the next generation of solid-state lighting, solar photovoltaic power applications and advanced battery and energy storage solutions. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology. For more information follow Quantum Materials Corp at www.QMCDOTS.com and on LinkedIn and Twitter.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov/ or from our website. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

For more information please contact:

BUSINESS INQUIRIES:

Toshi Ando
Sr. Director of Business Development for Asia/Pacific
510.300.4021
toshi@qmcdots.com

MEDIA:

Rich Schineller
941.780.8100
rich@prmgt.com

INVESTOR RELATIONS:

Clay Chase
858.456.7300
cc@sdthc.com

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